Verizon North Inc.

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)	Three Months Ended March 31, 2003	Years Ended December 31,
		2002	2001		2000		1999	1998
Income before provision for income taxes	$243.1	$983.2	$877.6	(a)	$1,120.5	(b)	$1,136.2	$872.3	(a)
Equity loss from affiliate	—	2.0	19.1		.6		—	—
Interest expense	26.3	107.1	126.6		129.4		155.5	149.1
Portion of rent expense representing interest	9.6	33.9	13.8		11.3		17.7	12.7
Amortization of capitalized interest	.3	1.3	1.2		1.2		1.1	.9

Earnings, as adjusted	$279.3	$1,127.5	$1,038.3		$1,263.0		$1,310.5	$1,035.0

Fixed charges:
Interest expense	$26.3	$107.1	$126.6		$129.4		$155.5	$149.1
Portion of rent expense representing interest	9.6	33.9	13.8		11.3		17.7	12.7
Capitalized interest	.3	1.3	2.4		2.3		2.8	2.6

Fixed charges	$36.2	$142.3	$142.8		$143.0		$176.0	$164.4

Ratio of earnings to fixed charges	7.72	7.92	7.27		8.83		7.45	6.30

(a)	Restated in accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”
(b)	Excludes a gain of $418.4 million on sales of assets.